EXHIBIT 99.2

BioVie Inc. Announces Closing of $12 Million Public Offering

Carson City, Nevada, August 11, 2025 -- BioVie Inc. (NASDAQ: BIVI, BIVIW), (“BioVie” or the “Company”), a clinical-stage company developing innovative drug therapies to treat chronic debilitating conditions including liver disease and neurological and neuro-degenerative disorders, today announced the closing of its previously announced underwritten public offering of 6,000,000 units, with each unit consisting of one share of common stock and one warrant (the “Warrants”) (or pre-funded units in lieu thereof, with each pre-funded unit consisting of one pre-funded warrant (“Pre-Funded Warrants”) and one Warrant). Each unit was sold to the public at a price of $2.00 per unit (and each pre-funded unit was sold to the public at the public offering price of each unit less the $0.0001 per share nominal exercise price for each Pre-Funded Warrant). In addition, the underwriter exercised in part its option to purchase up to an additional 667,300 Warrants pursuant to the over-allotment option granted to the underwriter in connection with the offering. The gross proceeds to the Company from the offering were approximately $12 million, before deducting underwriting discounts and commissions and other offering expenses. The Warrants included in the units and pre-funded units were approved for listing on the Nasdaq Capital Market and commenced trading under the symbol “BIVIW” on August 8, 2025. Each Warrant is immediately exercisable, entitles the holder to purchase one share of common stock at an exercise price of $2.50 per share and expires five years from the date of issuance. Each Pre-Funded Warrant is immediately exercisable, entitles the holder to purchase one share of common stock and may be exercised at any time until exercised in full.

The Company intends to use the proceeds for working capital and general corporate purposes.

ThinkEquity acted as sole book-running manager for the offering.

A registration statement on Form S-1, as amended (File No. 333-288525), relating to the securities was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 7, 2025. This offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004. The final prospectus has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BioVie Inc.

BioVie Inc. (NASDAQ: BIVI) is a clinical-stage company developing innovative drug therapies for the treatment of neurological and neurodegenerative disorders Alzheimer's disease (AD) and Parkinson’s disease (PD) and LongCovid (LC) and advanced liver disease. In neurodegenerative disease, the Company’s drug candidate bezisterim inhibits inflammatory activation of extracellular signal-regulated kinase and the transcription factor, Nuclear factor- kB, and the associated neuroinflammation and insulin resistance but not ERK and NFkB homeostatic functions (e.g., insulin signaling and neuron growth and survival). Both neuroinflammation and insulin resistance are drivers of AD and PD. Persistent systematic inflammation and neuroinflammation are key features in patients with neurological symptoms of Long COVID.In liver disease, the Company’s Orphan drug candidate BIV201 (continuous infusion terlipressin), with FDA Fast Track status, is being evaluated and discussed with guidance received from the FDA regarding the design of Phase 3 clinical testing of BIV201 for the reduction of further decompensation in participants with liver cirrhosis and ascites. The active agent is approved in the U.S. and in about 40 countries for related complications of advanced liver cirrhosis. For more information, visit www.bioviepharma.com.

Forward Looking Statements

This press release contains forward-looking statements, which may be identified by words such as "expect," "look forward to," "anticipate" "intend," "plan," "believe," "seek," "estimate," "will," "project" or words of similar meaning. Although BioVie Inc. believes such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results may vary materially from those expressed or implied by the statements herein and are subject to a variety of risks and uncertainties, including but not limited to:  the Company's ability to successfully raise sufficient capital on reasonable terms or at all; available cash on hand and contractual and statutory limitations that could impair our ability to pay future dividends; our ability to complete our pre-clinical or clinical studies and to obtain approval for our product candidates; our ability to successfully defend potential future litigation; and changes in local or national economic conditions. Various additional risks, many of which are now unknown and generally out of the Company's control, are detailed from time to time in reports filed by the Company with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. BioVie Inc. does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

For Investor Relations Inquiries:

Bruce Mackle

Managing Director, LifeSci Advisors, LLC

bmackle@lifesciadvisors.com

For Media Relations Inquiries:

Melyssa Weible

Managing Partner, Elixir Health Public Relations

mweible@elixirhealthpr.com

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